Exhibit 99.1

CITI TRENDS, INC. ANNOUNCES FISCAL 2005 SEPTEMBER SALES RESULTS

Net Sales Increased 43.1% to $22.4 Million

Comparable Store Sales Increased 19.5%

Updates the Impact of the Hurricanes

SAVANNAH, GA (October 5, 2005) — Citi Trends, Inc. (NASDAQ: CTRN) today reported unaudited sales results for the five-week period ended October 1, 2005.

Total net sales for the five-week period ended October 1, 2005 increased 43.1% to $22.4 million compared with $15.7 million for the five-week period ended October 2, 2004. Comparable store sales increased 19.5% for the five-week period ended October 1, 2005, compared with a 1.7% increase in the prior-year period. Relocated and expanded stores are included in the comparable store sales results.

During the five-week period ended October 1, 2005, the Company had a total of 36 stores closed for at least one day of the period due to Hurricanes Katrina and Rita, with 7 stores remaining closed as of the end of the period. Excluding the stores closed as a result of the hurricanes from both the current and prior-year periods, the Company would have reported a total net sales increase for the five-week period ended October 1, 2005 of 35.5% and a comparable store sales increase of 13.8% for the five-week period ended October 1, 2005. As stores reopened during the period, their post-hurricane sales more than offset the closed days' negative sales impact.

For fiscal 2005, the Company plan was to open 40 new stores, including 16 new stores after September 2005. Due to the expected inability to open new stores originally targeted to open in markets affected by the hurricanes, the Company now expects to open approximately 37 new stores in fiscal 2005. With the revised number of new store openings and the uncertainty of reopening the 7 currently closed stores, the Company estimates that it will end the year with a total of 230 to 237 stores in operation.

Based on the Company's sales trends to date in the third quarter and the stronger-than-expected sales performance of the stores that have reopened since the hurricanes, offset by the revised expectations for new store openings in fiscal 2005, the Company remains comfortable with its previously issued fiscal 2005 outlook of earnings per share in a range of $0.75 to $0.78. This outlook includes a one-time termination fee of $1.2 million, or $0.05 per share charge, that the Company previously disclosed.

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company currently operates 224 stores (including the 7 stores currently closed due to the hurricanes) located in 12 states in the South, Southeast and Mid-Atlantic region, and our website address is www.cititrends.com. CTRN-E

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CTRN Announces Fiscal 2005 September Sales Results

October 5, 2005

Contact:	Tom Stoltz	Ed Anderson
	Citi Trends, Inc.	Citi Trends, Inc.
	Chief Financial Officer	Chief Executive Officer
	(912) 443-2075	(912) 443-3705

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth and expansion risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

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